SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2004

KEYSTONE PROPERTY TRUST

(Exact Name of Registrant as Specified in its Declaration of Trust)

Maryland	1-12514	84-1246585
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Four Falls Suite 208
West Conshohocken, PA 19428
(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:
(484) 530-1800

ITEM 5.	OTHER EVENTS.

On March 10, 2004, Keystone Property Trust (the “Company”) entered into an Underwriting Agreement with Wachovia Capital Markets, LLC and RBC Dain Rauscher Incorporated (the “Underwriters”) in connection with an underwritten public offering (the “Offering”) by the Company of 2,200,000 shares of 7.375% Series E Cumulative Redeemable Preferred Stock with a liquidation preference of $25.00 per share, par value $.001 per share (the “Shares”), at a price of $25.00 per share. Net proceeds from the Offering to the Company, after the Underwriters’ discount, of approximately $53.1 million are based on the issuance of 2,200,000 Shares. The Shares that are being offered and sold have been registered by the Company on Form S-3 (No. 333-58971) as filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on July 13, 1998, as amended by Post-Effective Amendment No. 1 dated October 15, 1999 and the related prospectus dated March 10, 2004, as amended by the prospectus supplement dated March 10, 2004, each in the form in which it was first filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)	FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

None.

(b)	PRO FORMA FINANCIAL INFORMATION

None.

(c)	EXHIBITS

1.1.	Underwriting Agreement, dated as of March 10, 2004, by and between the Company and the Underwriters.

4.1	Form of Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock as 7.375% Series E Cumulative Redeemable Preferred Stock of Keystone Property Trust, Liquidation Preference $25.00 Per Share, Par Value $.001 Per Share.

4.2	Form of Stock Certificate evidencing 7.375% Series E Cumulative Redeemable Preferred Stock of Keystone Property Trust, Liquidation Preference $25.00 Per Share, Par Value $.001 Per Share.

4.3	Form of Partnership Unit Designation of 7.375% Series H Cumulative Redeemable Preferred Units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

KEYSTONE PROPERTY TRUST

Date: March 12, 2004	By	/s/ Jeffrey E. Kelter

Jeffrey E. Kelter President and Chief Executive Officer

Date: March 12, 2004	By	/s/ Timothy E. McKenna

Timothy E. McKenna Senior Vice President and Chief Financial Officer

Date: March 12, 2004	By	/s/ J. Peter Lloyd

J. Peter Lloyd Senior Vice President and Chief Accounting Officer